Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statements of Aileron Therapeutics Inc. on Form S-1 (Nos. 333-231143 and 333-249319), Form S-3 (Nos. 333-244367, 333-252587 and 333-265470) and Form S-8 (Nos. 333-219158, 333-224785, 333-230592, 333-237480, 333-254659, and 333-258717) of our report dated April 15, 2024, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern with respect to our audit of the consolidated financial statements of Aileron Therapeutics, Inc. as of December 31, 2023 and for the year ended December 31, 2023, which report is included in this Annual Report on Form 10-K of Aileron Therapeutics Inc. for the year ended December 31, 2023.

/s/ Marcum llp

Marcum llp

New York, NY

April 15, 2024